Exhibit 10.1

Execution Version

364-DAY UNCOMMITTED REVOLVING LOAN AGREEMENT
This 364-DAY UNCOMMITTED REVOLVING LOAN AGREEMENT (as the same may be amended, supplemented and restated from time to time, this “Agreement”) is made as of October 26, 2016 (the “Effective Date”), between EQT Corporation, a Pennsylvania corporation (together with its successors and assigns, “Lender”) and EQT Midstream Partners, LP, a Delaware limited partnership (“Borrower”).
For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower agree as follows:
1.Loans. Subject to the terms and conditions of this Agreement, from time to time prior to the Maturity Date (together with other capitalized terms not defined in the body of this Agreement, as defined in Exhibit A), Borrower may request that Lender make revolving loans (“Loans”) to Borrower in an aggregate principal amount outstanding not to exceed $500,000,000 at any time (the “Maximum Facility Amount”). The funding of any such Loans is within the sole and absolute discretion of Lender. Borrower may request that any Loans be Base Rate Loans or Eurodollar Rate Loans, as further provided and defined herein.

2.Repayment of the Loans.

(a) Promise to Pay. Borrower promises to pay the then-outstanding principal balance of the Loans, together with interest accrued and outstanding thereon and any other sums due hereunder, on the Maturity Date, as such Maturity Date may be extended as set forth in this Section 2.

(b) Extension of Maturity Date. So long as (i) no Event of Default has occurred and is continuing and (ii) a non-renewal notice has not been delivered by Lender in accordance with Section 9 at least 60 days prior to the then-effective Maturity Date, the Maturity Date shall automatically be extended for an additional 364-day period (with no limit on the number of such successive automatic annual extensions under this Section 2(b) prior to the termination hereof). If Lender delivers a non-renewal notice at least 60 days prior to the then-effective Maturity Date, then on such Maturity Date Borrower shall pay in full the unpaid principal amount of all Loans owing to Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to Lender under this Agreement. Notwithstanding any such extension of the Maturity Date, Borrower may terminate this Agreement at any time by repaying in full the unpaid principal amount of all Loans owing to Lender, together with all accrued and unpaid interest thereon and all other amounts due to Lender under this Agreement. As a condition to such termination, Borrower shall provide notice to Lender specifying the date of such termination. Upon payment in full of all outstanding amounts owed to Lender hereunder on the date specified in such termination notice, this Agreement will automatically terminate (other than the provisions that by their express terms survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement).

3.Procedure for Requesting a Borrowing. Subject to the terms and conditions set forth herein, including Section 7, Borrower may request to borrow Loans (or continue Eurodollar Rate

Loans or convert Eurodollar Rate Loans to Base Rate Loans or convert Base Rate Loans to Eurodollar Rate Loans) on any Business Day; but Borrower shall provide a written request (each a “Borrowing Request”) to Lender no later than 11:00 am (Pittsburgh time) on the Business Day that is at least three Business Days before the date of the proposed funding of a Loan or the date of the conversion or continuation of any Loan (each a “Borrowing Date”), which must be a Business Day. Borrower shall give such request in a form acceptable to Lender and each such Borrowing Request shall specify (i) whether Borrower is requesting a Loan, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the location and number of Borrower’s account to which funds are to be disbursed. If Borrower fails to specify a Type of Loan in a Borrowing Request or if Borrower fails to give a timely notice requesting a conversion or continuation, then to the extent Lender agrees to make a Loan, the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Loan may only be made in US Dollars. If Lender in its sole discretion agrees to make any Loan, Lender will make such Loans available to Borrower by promptly crediting such amounts to the account of Borrower designated by Borrower in the applicable Borrowing Request. If Lender in its sole discretion decides to not make any Loan requested by Borrower, Lender will notify Borrower of its decision to not make such Loan by 11:00 am (Pittsburgh time) on the Business Day before the proposed Borrowing Date.

4.Interest.

(a) Interest Rate. Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) Default Interest. If any amount payable by Borrower under this Agreement is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws (including the laws of the Commonwealth of Pennsylvania). Furthermore, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Loans hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws (including the laws of the Commonwealth of Pennsylvania). Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payment Dates. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Bankruptcy Law. Interest shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.Increased Costs; Taxes; Prepayments of Loans; Guarantee Requirement.

(a) Increased Costs. Borrower shall pay increased costs on the Loans and taxes in connection with the Loans, in each case in accordance with the procedures and terms of the Revolving Credit Agreement as if the Loans were loans thereunder and Lender were a lender thereunder.

(b) Prepayment. Borrower may, at its option, as provided in this Section 5, at any time and from time to time prepay the Loans, in whole or in part, upon notice to Lender specifying (i) the date and amount of prepayment and (ii) the respective amounts to be prepaid in respect of such Loans. The payment amount specified in such notice shall be due and payable on the date specified. All prepayments pursuant to this Section 5 shall include accrued interest on the amount prepaid to the date of prepayment.

(c) Guarantee Requirement. If any Subsidiary of Borrower provides a guarantee of Borrower’s obligations under the Revolving Credit Agreement, then Borrower shall cause such Subsidiary to promptly guarantee the obligations of Borrower hereunder pursuant to a guarantee agreement in form and substance substantially similar to the guarantee agreement delivered under the Revolving Credit Agreement.

6.Borrower’s Representations and Warranties. Borrower represents and warrants to Lender, on the date of this Agreement and on the date of each Borrowing Request in respect of the funding of a Loan and on the Borrowing Date when a Loan is funded, that:

(a) Borrower (i) has been duly formed and is validly existing in good standing under the laws of the State of Delaware and (ii) is qualified to do business as a foreign entity in good standing in each jurisdiction of the United States in which the ownership of its properties or the conduct of its business requires such qualification and where the failure to so qualify would be reasonably expected to have a material adverse effect on Borrower and its subsidiaries, taken as a whole;

(b) this Agreement has been duly authorized, executed and delivered by Borrower and constitutes the valid and binding agreement of Borrower, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights; and

(c) the sum of (i) the principal amount of such Loan requested on a Borrowing Date plus (ii) the principal amount of all other Loans outstanding on such Borrowing Date, does not exceed the Maximum Facility Amount.

7.Discretionary Lending. The obligation of Lender to make any Loan is subject to the sole and absolute discretion of Lender.

8.Events of Default. If one or more of the following events of default (each an “Event of Default”) shall occur and be continuing:

(a)
Non-Payment. Borrower or any guarantor fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five days after the same becomes due, any interest on any Loan or any other amount payable hereunder or under any guarantee executed in connection herewith;

(b)
Insolvency Proceedings, Etc. Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Bankruptcy Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Bankruptcy Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(c)
Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy;

(d)	Guarantee Requirement. Borrower shall fail to comply with Section 5(c);

(e)
Invalidity of Agreement. This Agreement or any guarantee executed in respect of this Agreement at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or payment in full of all Loans, ceases to be in full force and effect; or Borrower or any other Person contests in any manner the validity or enforceability of this Agreement or any such guarantee;

(f)
Cross-Payment Default. Borrower or any of its Subsidiaries (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any indebtedness (other than the Loans) of Borrower and one or more Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $15,000,000 (“Material Debt”) or (ii) fails to observe or perform any other agreement or condition relating to any Material Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Debt to cause, with the giving of notice if required, the maturity of such Material Debt to be accelerated or to cause such Material Debt to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity;

(g)
Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any guarantor, in this Agreement or in any guarantee executed in connection herewith, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; provided that (except in the case of any representation, warranty or certification made with respect to any financial statement of Borrower) if such lack of correctness is capable of being remedied or cured within a 30-day period, Borrower or such guarantor shall have a period of 30 days after the earlier of (i) written notice thereof has been given to Borrower by Lender or (ii) Borrower having obtained knowledge thereof, within which to remedy or cure such lack of correctness;

(h)
Judgments. There is entered against Borrower or any Subsidiary final judgments or orders for the payment of money in an aggregate amount exceeding $15,000,000 (to the extent not (i) covered by independent third-party insurance as to which the insurer does not dispute coverage and/or (ii) fully indemnified by (x) Lender or (y) a third party who has acknowledged liability for such judgment and has provided credit support for such indemnity obligations that is reasonably acceptable to Lender), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)	Change of Control. a Change of Control shall occur,

then and in each and every case Lender, by notice in writing to Borrower, may declare the unpaid balance of the Loans and any other amounts payable hereunder to be forthwith due and payable, and thereupon such balance shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; but in the case of Section 8(b) above, the Loans and any other amounts payable hereunder shall forthwith automatically and without further action be due and payable.

9.Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

if to Borrower, to it at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attention of the Chief Financial Officer, Telecopy No. 412-553-5842.
if to Lender, to it at to it at 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attention of the Chief Financial Officer, Telecopy No. 412-553-5842.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) if delivered by hand, overnight courier service or sent by telecopy, when sent or (ii) if by certified or registered mail, when delivered.
Lender or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; but approval of such procedures may be limited to particular notices or communications.
10.Waivers; Amendments. No failure or delay by Lender to exercise any right or power shall operate as a waiver thereof, nor shall any partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise of such right or power. No waiver of any right or power of Lender in this Agreement shall be effective unless given in writing signed by Lender. This Agreement may not be amended or modified except by a writing signed by the parties.

11.Expenses of Enforcement. Borrower shall reimburse Lender on demand for any fees or other expenses of Lender in connection with the enforcement of this Agreement and the collection of the Loans and any other amounts due Lender hereunder. Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless Lender and each of its directors, officers, employees and agents (each an “Indemnified Party” ) from and against any and all claims, damages, liabilities and expenses (including without limitation fees and disbursements of counsel) arising out of or in connection with any investigation, litigation or proceeding (whether or not any Indemnified Party is a party) arising out of, related to or in connection with this Agreement, the Loans or any transaction in which any proceeds of all or any part of the Loans made hereunder are applied, but such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, unlawful conduct or willful misconduct of such Indemnified Party. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement.

12.Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns. Borrower may not assign this Agreement or delegate any of its duties hereunder without the express written consent of Lender.

13.Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

14.Headings; Section References. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions. References to Sections in this Agreement are to Sections of this Agreement.

15.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16.Entire Agreement. This instrument and any other loan documents executed in connection herewith constitute the entire Agreement between Lender and Borrower relating to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties relating to the subject matter hereof.

17.No Third Party Beneficiaries. The agreement of Lender to make Loans to Borrower on the terms and conditions set forth in this Agreement is solely for the benefit of Borrower and no other person has any rights hereunder against Lender or with respect to the extension of credit contemplated hereby.

18.Special Exculpation. No claim may be made by Borrower or any other person against Lender or any of its directors, officers, employees, attorneys and agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or relating to this Agreement or any other financing document or the transactions contemplated hereby or thereby, or any act, omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement.

19.Waiver of Jury Trial. Each of Borrower and Lender hereby irrevocably waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder and termination of this Agreement.

20.Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

21.Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

[Signatures on following page]

In witness whereof the parties have caused this Agreement to be executed by their proper officers on the day and year first above written.

EQT Corporation

By:	/s/ David L. Porges
Name:	David L. Porges
Title:	Chief Executive Officer

EQT Midstream Partners, LP

By:	EQT Midstream Services, LLC, its general partner

	By:	/s/ Robert J. McNally
	Name:	Robert J. McNally
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to 364-Day Uncommitted Revolving Loan Agreement

Exhibit A
As used in the Agreement to which this Exhibit A is attached, the following terms have the meanings indicated:
“Agreement” as defined in the introductory paragraph.
“Applicable Rate” shall have, on any day and with respect to Base Rate Loans or Eurodollar Rate Loans, as the case may be, the meaning ascribed to such term in the Revolving Credit Agreement with respect to “Base Rate Loans” or “Eurodollar Rate Loans” as defined therein minus, in each case, an amount equal to the sum of (i) the Commitment Fee on such day (as such Commitment Fee is set forth in, and determined pursuant to, the definition of “Applicable Rate” in the Revolving Credit Agreement) plus (ii) ten (10) basis points; but if the Revolving Credit Agreement then in effect does not define any or all of such terms, then any of such terms not then defined in the Revolving Credit Agreement shall have the meaning of the term then defined in the Revolving Credit Agreement that most closely approximates such term as defined in the Revolving Credit Agreement as in effect on the date hereof.
“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the “Base Rate” as defined under and used in the Revolving Credit Agreement; but if the Revolving Credit Agreement then in effect does not define such term, then such term shall have the meaning of the term then defined in the Revolving Credit Agreement that most closely approximates such term as defined in the Revolving Credit Agreement as in effect on the date hereof.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time and any similar other applicable law or statute in any other jurisdiction as amended from time to time.
“Borrower” as defined in the introductory paragraph.
“Borrowing Date” as defined in Section 3.
“Borrowing Request” as defined in Section 3.
“Business Day” means any day that is not (i) a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to remain closed; or (ii) a day on which banks are not open for dealings in United States dollar deposits in the London interbank market.
“Capital Stock” means shares of capital stock in a corporation, partnership interests in a partnership, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Capital Stock, to the extent such holder has not so converted such debt security).
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“Change of Control” means the failure of (i) Borrower to own, directly or indirectly, 100% of the Capital Stock of Equitrans, L.P., (ii) Lender to own, directly or indirectly, a majority of the Capital Stock of the General Partner or (iii) the General Partner to be the general partner of, and to Control, Borrower.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; but with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable law.

“Effective Date” as defined in the introductory paragraph.
“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for the Interest Period applicable to such Eurodollar Rate Loan, the rate per annum which is applicable to a “Fixed Period Eurodollar Rate Loan” under and as defined in the Revolving Credit Agreement for the same Interest Period as the applicable Loan hereunder; but if the Revolving Credit Agreement then in effect does not define such term, then such term shall have the meaning of the term then defined in the Revolving Credit Agreement that most closely approximates such term as defined in the Revolving Credit Agreement as in effect on the date hereof.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate of interest based on the Eurodollar Rate.
“Event of Default” as defined in Section 8.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“General Partner” means EQT Midstream Services, LLC, a Delaware limited liability company (including any permitted successors and assigns under the First Amended and Restated Agreement of Limited Partnership of Borrower).
“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; but if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, with respect to any Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower and notified to Lender in the Borrowing Request; but:
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(i) any Interest Period which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to the provisions of clause (i) above, end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii) no Interest Period shall extend beyond the Maturity Date.
“Lender” as defined in the introductory paragraph.
“Maturity Date” means the earliest of (i) October 25, 2017, subject to the extension thereof pursuant to Section 2, (ii) the occurrence of any Event of Default under Section 8(b) and (iii) the declaration of the Loans to be due and payable by Lender as a result of the occurrence of any Event of Default other than pursuant to Section 8(b).
“Maximum Facility Amount” as defined in Section 1.
“Person” means a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.
“Revolving Credit Agreement” at any time means the revolving credit agreement with the largest aggregate commitment amount to which Borrower is then a party as the borrower, as amended, or if there is no such revolving credit agreement then in effect, the last revolving credit agreement to which Borrower was a party as the borrower. As of the Effective Date, the Revolving Credit Agreement is the Amended and Restated Revolving Credit Agreement dated as of February 18, 2014 among, inter alia, Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and the lenders party thereto.
“Subsidiary” means, with respect to Borrower, any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Notwithstanding the above, it is understood and agreed that Mountain Valley Pipeline, LLC shall not be a “Subsidiary” of Borrower for purposes of this Agreement.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
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